     As filed with the Securities and Exchange Commission on December 10, 2003.

Registration No. 333-98811

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mylan Laboratories Inc.
(Exact Name of Issuer as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-1211621 (I.R.S. Employer Identification No.)

1500 Corporate Drive Canonsburg, Pennsylvania (Address of principal executive offices)	15317 (Zip Code)

Mylan Laboratories Inc.
1997 Incentive Stock Option Plan
(Full Title of Plan)

Edward J. Borkowski
Chief Financial Officer
1500 Corporate Drive
Canonsburg, Pennsylvania 15317
(Name and address of agent for service)

(724) 514-1800
(Telephone number, including area code, of agent for service)

Copy to:
Richard E. Wood, Esquire
Kirkpatrick & Lockhart LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, Pennsylvania 15222

DEREGISTRATION

     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 filed by Mylan Laboratories Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) on August 27, 2002 (File No. 333-98811) (the “Registration Statement”). The Registration Statement is hereby incorporated by reference. Pursuant to Item 512(a)(3) of Regulation S-K, and in accordance with the undertakings contained in Part II of this Registration Statement, the Registrant hereby files this Post-Effective Amendment No. 1 to remove from registration all of the securities registered under this Registration Statement that remain unissued as of the date hereof. This Registration Statement registered 11,250,000 shares of Common Stock, par value $.50 per share, of the Registrant (“Common Stock”) (such share amount and all other information herein having been adjusted for both the three-for-two stock split effective January 27, 2003, and the three-for-two stock split effective October 8, 2003) under the Registrant’s 1997 Incentive Stock Option Plan (the “Plan”). Effective as of July 25, 2003, pursuant to action by the Stock Option Committee of the Board of Directors of the Registrant, no further grants of Options (as defined in the Plan) will be made, and any shares of Common Stock remaining available under the Plan will no longer be available for issuance thereunder, provided that shares of Common Stock subject to Options granted under the Plan prior to July 25, 2003, will remain available for issuance under the Plan, and the Plan will remain in effect to the extent necessary to administer such previously granted Options. As of the date hereof, 5,903,864 of the 11,250,000 shares of Common Stock covered by the Registration Statement have been issued or are issuable under the Plan. The Registrant hereby removes from registration 5,346,136 shares of Common Stock registered pursuant to this Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, Commonwealth of Pennsylvania, on December 5, 2003.

MYLAN LABORATORIES INC.

By:	/s/ Edward J. Borkowski Edward J. Borkowski Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Milan Puskar Milan Puskar	Chairman and Director	December 5, 2003

/s/ Robert J. Coury Robert J. Coury	Vice Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 5, 2003

/s/ Edward J. Borkowski Edward J. Borkowski	Chief Financial Officer (Principal Financial Officer)	December 5, 2003

/s/ Gary E. Sphar Gary E. Sphar	Vice President and Corporate Controller (Principal Accounting Officer)	December 5, 2003

/s/ Wendy Cameron Wendy Cameron	Director	December 5, 2003

/s/ Laurence S. DeLynn Laurence S. DeLynn	Director	December 5, 2003

/s/ John C. Gaisford, M.D. John C. Gaisford, M.D.	Director	December 5, 2003

/s/ Douglas J. Leech Douglas J. Leech	Director	December 5, 2003

/s/ Joseph C. Maroon, M.D. Joseph C. Maroon, M.D.	Director	December 5, 2003

/s/ Patricia A. Sunseri Patricia A. Sunseri	Director	December 5, 2003

/s/ C.B. Todd C.B. Todd	Director	December 5, 2003

SIGNATURE	TITLE	DATE

/s/ Randall L. Vanderveen, Ph.D., R.Ph Randall L. Vanderveen, Ph.D., R.Ph	Director	December 5, 2003

/s/ Stuart A. Williams, Esq. Stuart A. Williams, Esq	Director	December 5, 2003